Filed Pursuant to Rule 433 of the Securities Act of 1933
Issuer Free Writing Prospectus dated June 29, 2015
Registration No. 333-204622

Natera, Inc.

Update and Supplement to Preliminary Prospectus

Dated June 25, 2015

This free writing prospectus relates to the initial public offering of the common stock of Natera, Inc. (“Natera”) and should be read together with the preliminary prospectus dated June 25, 2015 (the “Preliminary Prospectus”) that was included in Amendment No. 3 to the Registration Statement on Form S-1 relating to this offering of its common stock. On June 29, 2015, Natera filed Amendment No. 4 to the Registration Statement on Form S-1 relating to this offering of its common stock (“Amendment No. 4”), which may be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/1604821/000104746915005828/a2225282zs-1a.htm

References to “Natera,” “we,” “us” and “our” are used in the manner described in the Preliminary Prospectus. The following information is set forth in Amendment No. 4 and supplements and updates the information contained in the Preliminary Prospectus.

Disclosures regarding guidelines of the American College of Obstetricians and Gynecologists

The American College of Obstetricians and Gynecologists, or ACOG, and the Society for Maternal Fetal Medicine, or SMFM, issued new guidelines for non-invasive prenatal tests, or NIPT, on June 26, 2015, stating that conventional screening methods, rather than NIPT, remain the most appropriate choice for first-line screening for average-risk pregnancies because of the performance of conventional screening methods, the limitations of NIPT performance, and the limited data on cost effectiveness in the average-risk obstetric population, although the guidelines also stated that all women should be informed of NIPT, among other options, including the option of no testing, and any woman may choose NIPT as a screening strategy, regardless of her risk status.  The statement that any woman may choose NIPT as a screening strategy, regardless of risk status, is a change from ACOG’s prior guidelines on NIPT, which limited NIPT to high risk pregnancies which constituted only roughly 20% of the market.  The new guidelines also echoed a previous statement from SMFM that routine screening for microdeletions should not be performed, since screening for microdeletions has not been validated in clinical studies, and the sensitivity and specificity of this screening test is uncertain. While we expect that, based on the new ACOG and SMFM guidelines, more average-risk women will be informed of NIPT and may request it, it is uncertain whether third-party payers will reimburse for NIPT for these patients.  Further, while we have collected and expect to soon publish data on the performance of Panorama for the 22q11.2 deletion syndrome, ACOG and SMFM’s advising against screening for microdeletions may have a negative impact on third-party payers’ reimbursement for Panorama for microdeletions, at least until convincing validation data on the sensitivity and specificity of our tests becomes available.  If third-party payers do not reimburse for NIPT for average-risk pregnancies or microdeletions in the future, our future revenues and results of operations would be adversely affected.

Amendment No. 4 includes changes in the following sections to take into account the new guidelines discussed above:

•                  “Risk Factors” under the heading “If we are unable to expand third-party payer coverage and reimbursement . . .;”

•                  “Business—Industry Overview” under the heading “The prenatal genetic testing market has rapidly adopted sequencing-based diagnostic tests;” and

•                  “Business—Sales and Marketing” under the heading “Importance of Professional Societies and Patient Advocacy Groups.”

Natera has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Natera has filed with the SEC for more complete information about Natera and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the Preliminary Prospectus may be obtained from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, by telephone: 1-866-718-1649, or by email: prospectus@morganstanley.com.